UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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Hill-Rom Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

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Enhancing Outcomes for Patients and Their Caregivers.TM

HILL-ROM HOLDINGS, INC.

NOTICE OF ANNUAL MEETING

To Be Held March 6, 2012

The annual meeting of shareholders of Hill-Rom Holdings, Inc., an Indiana corporation, will be held at the offices of Hill-Rom Holdings, Inc., 1069 State Route 46 East, Batesville, Indiana 47006, on Tuesday, March 6, 2012, at 10:00 a.m., Eastern time, for the following purposes:

(1)	To elect six members to the Board of Directors to serve one-year terms expiring at the 2013 annual meeting or until their successors are elected and qualified;

(2)	To consider and vote on a non-binding proposal to approve the compensation of Hill-Rom’s executive officers;

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Hill-Rom Holdings, Inc. for fiscal year 2012; and

(4)	To transact any other items of business that may properly be brought before the meeting and any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on December 30, 2011, as the record date for determining which shareholders are entitled to notice of and to vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet, by telephone or via mail, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. We believe it is convenient for our shareholders, while significantly lowering the cost of our annual meeting and conserving natural resources.

By Order of the Board of Directors

Susan R. Lichtenstein
Secretary

January 17, 2012

HILL-ROM HOLDINGS, INC.

PROXY STATEMENT

This proxy statement relates to the solicitation by the Board of Directors of Hill-Rom Holdings, Inc. (“Hill-Rom”, the “Company”, “we”, “us” or “our”), 1069 State Route 46 East, Batesville, Indiana 47006, telephone (812) 934-7777, of proxies for use at the annual meeting of Hill-Rom’s shareholders to be held at our offices on Tuesday, March 6, 2012, at 10:00 a.m., Eastern time, and at any adjournments of the meeting.  This proxy statement and the enclosed form of proxy were mailed initially to shareholders on or about January 17, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on March 6, 2012:

•	The proxy statement and annual report to shareholders are available at www.proxyvote.com.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

1.            Who may vote?

Shareholders holding shares of Hill-Rom common stock as of the close of business on December 30, 2011, the record date, are entitled to vote at the annual meeting.  At the close of business on the record date, there were 61,889,950 shares of common stock outstanding and entitled to vote at the annual meeting.  Common stock is the only class of stock outstanding and entitled to vote. You have one vote for each share of common stock held as of the record date, which may be voted on each proposal presented at the annual meeting.

2.	How can I elect to receive my proxy materials electronically?

If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically.  To sign up for electronic delivery, follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet or go to https://enroll1.icsdelivery.com/hrc/Default.aspx.  When prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

3.	Can I vote my shares by filling out and returning the Notice Regarding the Availability of Proxy Materials?

No. See below for instructions on how to vote.

4.            How can I access the proxy materials over the Internet?

You can view the proxy materials for the annual meeting on the Internet at www.proxyvote.com.  Please have your 12 digit control number available, which can be found on your Notice Regarding the Availability of Proxy Materials or on your proxy card or voting instruction form.  Our proxy materials are also available on our website at www.hill-rom.com.

5.            How does the Board recommend that I vote?

The Board recommends that you vote

•	FOR each of the nominees for director,
•	FOR the non-binding approval of the compensation of Hill-Rom’s executive officers, and
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Hill-Rom’s independent registered public accounting firm.

6.            How do I vote?

You may vote by any of the following methods:

•
By Telephone or Internet —  You may submit your proxy vote by following the instructions provided in the Notice Regarding the Availability of Proxy Materials, or by following the instructions provided with your proxy materials and on your proxy card or voting instruction form.

•
By Mail — You may submit your proxy vote by mail by signing a proxy card if your shares are registered directly in your name or, for shares held beneficially in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed envelope.

•	In Person at the Annual Meeting — You may vote in person at the annual meeting or may be represented by another person at the meeting by executing a proxy designating that person.

7.	If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

No.

8.            Can I change my vote?

If you are a shareholder of record, you may revoke your proxy at any time before the voting polls are closed at the annual meeting by the following methods:

•	voting at a later time by telephone or Internet (up to 11:59 p.m. Eastern time on the day before the meeting);

•	writing our Corporate Secretary, Susan R. Lichtenstein, Hill-Rom Holdings, Inc., 1069 State Route 46 East, Batesville, Indiana 47006; or

•	giving notice of revocation to the Inspector of Election at the annual meeting.

If you are a street name shareholder and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

9.            What happens if I do not specify a choice for a proposal when returning a proxy?

If you are a shareholder of record and your proxy card is signed and returned without voting instructions, it will be voted according to the recommendation of the Board of Directors.

If you are a beneficial/street name shareholder and fail to provide voting instructions, your broker, bank or other holder of record is permitted to vote your shares on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.  However, the record holder may not vote on the election of directors or on the proposal to regarding executive compensation absent instructions from you.  Without your voting instructions on the proposals, a “broker non-vote” will occur.

10.          What happens if other matters come up at the annual meeting?

The matters described in the notice of annual meeting are the only matters we know of that will be voted on at the annual meeting. If other matters are properly presented at the annual meeting, the persons named on the  proxy card or voting instruction form will vote your shares according to their best judgment.

11.          Who will count the votes?

A representative of Broadridge Financial Solutions, Inc., an independent tabulator appointed by the Board of Directors, will count the votes and act as the Inspector of Election.  The Inspector of Election will have the authority to receive, inspect, electronically tally and determine the validity of the proxies received.

12.          Who can attend the annual meeting?

Admission to the annual meeting is limited to shareholders of Hill-Rom, persons holding validly executed proxies from shareholders who held Hill-Rom common stock on December 30, 2011, and invited guests of Hill-Rom.

In order to be admitted to the annual meeting in person, you should pre-register by contacting Hill-Rom’s Investor Relations Department at investors@hill-rom.com or in writing at Investor Relations, Hill-Rom Holdings, Inc., 1069 State Route 46 East, Batesville, IN 47006, no later than March 1, 2012.  Additionally, proof of ownership of Hill-Rom stock must be shown at the door.  Failure to pre-register or to provide adequate proof that you were a shareholder on the record date may prevent you from being admitted to the annual meeting.  Please read the following rules carefully because they specify the documents that you must bring with you to the annual meeting in order to be admitted.

If you were a record holder of Hill-Rom common stock on December 30, 2011, then you must bring a valid government-issued personal identification (such as a driver’s license or passport).

If a broker, bank, trustee or other nominee was the record holder of your shares of Hill-Rom common stock on December 30, 2011, then you must bring:

•	Valid government-issued personal identification (such as a driver’s license or passport), and

•	Proof that you owned shares of Hill-Rom common stock on December 30, 2011.

If you are a proxy holder for a shareholder of Hill-Rom, then you must bring:

•	The validly executed proxy naming you as the proxy holder, signed by a shareholder of Hill-Rom who owned shares of Hill-Rom common stock on December 30, 2011, and

•	Valid government-issued personal identification (such as a driver’s license or passport), and

•	Proof of the shareholder’s ownership of shares of Hill-Rom common stock on December 30, 2011.

13.          How many votes must each proposal receive to be adopted?

Directors are elected by a plurality of the votes cast by shareholders entitled to vote, which means that nominees who receive the greatest number of votes will be elected even if less than a majority of the votes cast.  However, our Corporate Governance Standards provide that, prior to nomination, director nominees shall submit a letter of resignation that is effective in the event such director receives a greater number of votes “withheld” from his or her election than votes “for” such election.  The Board is required to accept the resignation unless the Board determines that accepting such resignation would not be in the best interests of Hill-Rom and its shareholders.

The non-binding proposal to approve the compensation of our Named Executive Officers and the proposal to ratify the appointment of the independent registered public accounting firm will be approved if the votes cast favoring the action exceed the votes cast opposing the action.

14.          How are votes, including broker non-votes and abstentions, counted?

Votes are counted in accordance with our By-laws and Indiana law.  A broker non-vote or abstention will be counted towards a quorum and as represented at the meeting, but will not be counted in the election of directors or the votes on any of the other proposals.

15.          Who pays for the proxy solicitation related to the annual meeting?

We do.  In addition to sending you or making available to you these materials, some of our directors and officers, as well as management and non-management employees, may contact you by telephone, mail, e-mail or in person.  You may also be solicited by means of press releases issued by Hill-Rom, postings on our website,  and advertisements in periodicals.  None of our officers or employees will receive any extra compensation for soliciting you.  We have retained Innisfree M&A Incorporated to assist us in soliciting your proxy for an estimated fee of $8,000, plus reasonable out-of-pocket expenses.   We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the Notice Regarding the Availability of Proxy Materials or proxy materials to the beneficial owners of Hill-Rom common stock.

16.	If I want to submit a shareholder proposal for the 2013 annual meeting, when is it due and how do I submit it?

In order for shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 to be presented at our 2013 annual meeting of shareholders and included in our proxy statement and form of proxy relating to that meeting, such proposals must be submitted to the Secretary of Hill-Rom at our principal offices in Batesville, Indiana no later than September 19, 2012.

In addition, our Amended and Restated Code of By-laws provides that for business to be brought before a shareholders’ meeting by a shareholder or for nominations to the Board of Directors to be made by a shareholder for consideration at a shareholders’ meeting, notice thereof must be received by the Secretary of Hill-Rom at our principal offices not later than 100 days prior to the anniversary of the immediately preceding annual meeting, or not later than November 28, 2012 for the 2013 annual meeting of shareholders.  The notice must also provide certain information set forth in the Amended and Restated Code of By-laws.

17.          How can I obtain a copy of the Annual Report on Form 10-K?

You may receive a hardcopy of proxy materials, including the Annual Report on Form 10-K, by following the directions set forth on the Notice Regarding the Availability of Proxy Materials.  The Annual Report on Form 10-K is also available on our website at www.hill-rom.com.

18.          Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the conclusion of the annual meeting and publish the final voting results in a Form 8-K to be filed with the U.S. Securities and Exchange Commission (“SEC”) within four business days after the conclusion of the annual meeting.

PROPOSALS REQUIRING YOUR VOTE

Proposal No. 1 – Election of Directors

Historically, Hill-Rom’s Articles of Incorporation and By-laws provided that members of the Board of Directors were classified, and directors in each class were elected for a three-year term unless they resigned or retired earlier.  However, the provisions in the Articles of Incorporation and Code of By-laws providing for the classification of the Board of Directors were amended in 2010 to provide that the shareholders elect directors for one-year terms starting with the 2011 annual meeting.  This will result in the entire Board being elected annually for one-year terms beginning at the 2013 annual meeting of shareholders.

The Board currently consists of nine members, with three directors in each Class.  The terms of the six directors in Classes I and III expire at the upcoming annual meeting.  The shareholders will therefore elect six members of the Board to serve one-year terms expiring at the 2013 annual meeting of shareholders.  Unless authority is withheld, all shares represented by proxies submitted pursuant to this solicitation (other than broker non-votes) will be voted in favor of electing as directors the nominees listed below for the terms indicated.  If any of these nominees should be unable to serve, shares represented by proxies may be voted for a substitute nominee selected by the Board, or the position may become vacant.

The Board of Directors recommends that shareholders vote “FOR” the election to the Board of Directors of each of the nominees named below.

NOMINEES:
CLASS I and III

Nominees to be elected to serve one-year terms expiring at the 2013 annual meeting:
Name	Age	Principal Occupation	Served As A Director Since

Rolf A. Classon	66	Chairman of the Board of Hill-Rom	2002

James R. Giertz	54	Senior Vice President and Chief Financial Officer of H.B. Fuller Company	2009

Charles E. Golden	65	Retired Executive Vice President and Chief Financial Officer of Eli Lilly and Company	2002

W August Hillenbrand	71	Retired Chief Executive Officer of Hill-Rom	1972

Katherine S. Napier	56	Chief Executive Officer of Arbonne International, LLC	2009

Joanne C. Smith, M.D.	51	President and Chief Executive Officer of the Rehabilitation Institute of Chicago	2003

CLASS II

Serving terms expiring at the 2013 annual meeting:

Name	Age	Principal Occupation	Served As A Director Since

Ronald A. Malone	57	Retired CEO of Gentiva Health Services, Inc	2007

Eduardo R. Menascé	66	Retired President, Enterprise Solutions Group, Verizon Communications	2004

John J. Greisch	56	President and Chief Executive Officer of Hill-Rom	2010

Rolf A. Classon became Chairman of the Board of Hill-Rom in March 2006. He served as Interim President and Chief Executive Officer of Hill-Rom from May 2005 until March 2006 and as Vice Chairman of the Board from December 2003 until his election as Interim President and Chief Executive Officer.  From 2002 to 2004, Mr. Classon served as Chairman of the Executive Committee of Bayer Healthcare AG, the healthcare division of Bayer AG, a global healthcare and chemicals company, and, from 1995 to 2002, Mr. Classon served as President of Bayer Diagnostics. From 1991 to 1995, Mr. Classon was an Executive Vice President in charge of Bayer Diagnostics’ Worldwide Marketing, Sales and Service operations. From 1990 to 1991, Mr. Classon was President and Chief Operating Officer of Pharmacia Biosystems A.B. Prior to 1991, Mr. Classon served as President of Pharmacia Development Company Inc. and Pharmacia A.B.’s Hospital Products Division. Mr. Classon currently serves as a director of Auxilium Pharmaceuticals, Inc., Fresenius Medical Care and Tecan Group, and was previously a director of Millipore Corporation until 2010, and PharmaNet Development Group, Inc. until 2009.

Mr. Classon has extensive experience in the health care industry, including positions in management and on the boards of several companies. His service as a senior officer in numerous large corporations brings an extensive breadth of knowledge and valuable insight to the Board.

James R. Giertz has served as a director of Hill-Rom since December 2009. He has been Senior Vice President and Chief Financial Officer of H.B. Fuller Company, St. Paul, Minnesota, since March 2008.  Prior to joining H.B. Fuller, he served as Senior Managing Director, Chief Financial Officer and for several months in 2007 a director, of Residential Capital, LLC, one of the largest originators, servicers and securitizers of home loans in the United States, and as Senior Vice President and Chief Financial Officer and as Senior Vice President, Industrial Products division with Donaldson Company, Inc., a worldwide provider of filtration systems and replacement parts.  In addition, Mr. Giertz has experience with General Motors Corporation where he served as assistant treasurer of the company's operations, and also held several international treasury positions in Canada and Europe. Mr. Giertz serves on the Board of Directors of Normandale Community College Foundation and Junior Achievement of the Upper Midwest.

Mr. Giertz has extensive experience in finance and operations, and his service as a senior officer in large corporations brings knowledge and valuable insight to the Board.  In addition, his international operations experience is a valuable asset to the Board.

Charles E. Golden has served as director of Hill-Rom since 2002. He served as Executive Vice President and Chief Financial Officer and a director of Eli Lilly and Company, an international developer, manufacturer and seller of pharmaceutical products, from 1996 until his retirement in 2006. Prior to joining Eli Lilly, he had been associated with General Motors Corporation since 1970, where he held a number of positions, including Corporate Vice President, Chairman and Managing Director of the Vauxhall Motors subsidiary and Corporate Treasurer. He is currently on the boards of Eaton Corporation and Unilever NV/PLC. He also serves as a director of the Lilly Endowment and Indiana University Health.

Mr. Golden has a comprehensive knowledge of both U.S. GAAP and IFRS, has extensive experience in financial statement preparation, accounting, corporate finance, risk management and investor relations both in the U.S. and Europe. His significant financial experience brings valuable financial operations rigor and insight to the Board.

John J. Greisch, was elected as President and Chief Executive Officer of Hill-Rom in January 2010.  Previously, he held various executive positions with Baxter International, Inc., since 2002, including President, International Operations, since 2006; Chief Financial Officer from 2004 to 2006; and President, Bioscience Division, from 2003 to 2004.  Prior to his time at Baxter, Mr. Greisch was President and Chief Executive Officer of Fleetpride Corporation, a private distribution company serving the transportation industry.  Through January 2010, Mr. Greisch was a director of TomoTherapy, Inc.

As the CEO of Hill-Rom, Mr. Greisch brings valuable multinational experience with multiple roles in a major public healthcare company, as well as operational insights and business knowledge to the Board.

W August Hillenbrand has served as a director of Hill-Rom since 1972.  He was Chief Executive Officer of Hill-Rom from 1989 until 2000. Mr. Hillenbrand also served as President of Hill-Rom from 1981 until 1999.  Mr. Hillenbrand began his business career in Hill-Rom Manufacturing Operations in 1959.  Mr. Hillenbrand is the Chief Executive Officer of Hillenbrand Capital Partners, an unaffiliated family investment partnership. He is on the Board of Directors of Hillenbrand, Inc., which Hill-Rom spun-off during 2008.  Mr. Hillenbrand is also on the boards of Ocean Reef Medical Center, Ocean Reef Medical Center Foundation and the Ocean Reef Cultural Center.

Mr. Hillenbrand’s long history with Hill-Rom and its predecessor entities brings valuable insight and historical context to the Board.  In addition, his knowledge of Hill-Rom’s operations and business arising from his long history of service with the company provides a useful perspective for the Board’s other directors.

Ronald A. Malone has served as a director of Hill-Rom since July 2007. He has been a member of the Board of Directors of Gentiva Health Services, Inc. since January 2009, having served as Chairman and Chief Executive Officer of Gentiva from June 2002 to December 2008. He served as Executive Vice President of Gentiva from March 2000 to June 2002 and as President of Gentiva's home health services division from January 2001 to June 2002. Prior to joining Gentiva, he served in various positions with Olsten Corporation including Executive Vice President of Olsten Corporation and President, Olsten Staffing Services, United States and Canada.  He is a director of Gentiva Health Services, Inc., a director of Capital Senior Living, Inc., a former director of the National Association for Home Care & Hospice and a director and chairman of the Alliance for Home Health Quality and Innovation.

Mr. Malone has an intimate knowledge of the home health industry and expertise in the legislative and regulatory landscape affecting healthcare companies.  In addition, his experience as an officer of other health care companies provides the Board with valuable operational experience.

Eduardo R. Menascé has served as a director of Hill-Rom since 2004. He is the retired President of the Enterprise Solutions Group for Verizon Communications, Inc. Prior to Verizon, he was the President and Chief Executive Officer of CTI MOVIL S.A. (Argentina), a business unit of GTE Corporation, from 1996 to 2000, and also held senior positions at CANTV in Venezuela, Wagner Lockheed and Alcatel in Brazil, and GTE Lighting in France. Mr. Menascé currently serves on the Boards of Directors of Pitney Bowes Inc., John Wiley & Sons, Inc. and Hillenbrand, Inc., and formerly served on the board of KeyCorp.

Mr. Menascé has broad experience as a former senior executive responsible for a significant international operation of a public company. This operational experience, his experience on other public company boards, and his experience as a director of the New York chapter of the National Association of Corporate Directors, all provide the Board with valuable insight.

Katherine S. Napier has served as a director of Hill-Rom since July 2009.  Ms. Napier has served as the Chief Executive Officer of Arbonne International, Inc. since August 2009.  Arbonne International Inc. filed for Chapter 11 bankruptcy in January 2010 and emerged in March 2010. Ms. Napier is also a 20-year veteran of Procter & Gamble, where from 1979 to 2002 she worked in a number of positions. She also served as senior vice president of marketing at McDonald's Corporation. Ms. Napier currently serves on the boards of directors of Exact Sciences Corporation, is a member of the Board of Trustees of Xavier University, and the Board of Visitors of Wake Forest University Calloway School of Business.

                 Ms. Napier's extensive executive, managerial and leadership experience, including many years in the health care industry, positions her well to serve as a member of our Board of Directors. Her business acumen and experience on the boards of directors of numerous companies make her a valuable addition.

Joanne C. Smith, M.D. has served as a director of Hill-Rom since 2003 and as Vice Chair of the Board of Directors since 2005. She was elected as President and Chief Executive Officer of the Rehabilitation Institute of Chicago in October 2006.  Prior to that, Dr. Smith had been the President of the National Division of the Rehabilitation Institute of Chicago, among other positions. Since 1992 she has been an attending physician at the same institution.  She also serves on the Boards of Directors of AptarGroup, Inc., a leading supplier of personal care, cosmetics, pharmaceutical, food and beverage dispensing systems.  Dr. Smith is also a member of the HealthCare Advisory Board of Madison Dearborn Partners, a private equity firm.

Dr. Smith’s executive background, her public company director experience, and her knowledge of and background in the healthcare and medical technology industry (which is particularly relevant for Hill-Rom’s business), make her a valuable member of the Board.

 Proposal No. 2 – Non-binding Vote on Executive Compensation

At the 2010 annual meeting of shareholders, we submitted to the shareholders a proposal that Hill-Rom provide its shareholders an annual non-binding advisory vote regarding our executive compensation.  The shareholders followed the Board’s recommendation and approved an annual, non-binding advisory vote.  Subsequently, the Dodd-Frank Wall Street Reform and Consumer Protection Act (and subsequent SEC rules) mandated a non-binding shareholder vote on executive compensation.  We held this vote last year, along with a vote to determine how often this vote should be held.  The shareholders approved the resolution on executive compensation with over 87% of shares (excluding abstentions and non-votes) being cast in favor of our executive compensation, and adopted for a second time the Board’s recommendation that this vote be held annually.  Therefore, we are presenting to our shareholders their annual vote (on a non-binding basis) on the following resolution:

“RESOLVED, that the shareholders approve the overall compensation policies and procedures employed by Hill-Rom, disclosed pursuant to Item 402 of Regulation S-K, and described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.”

As described under “Compensation Discussion and Analysis” beginning on page 18, our philosophy in setting executive compensation is to provide a total compensation package that allows us to continue to attract, retain and motivate talented executives who drive our Company’s success while aligning compensation with the interests of our shareholders and ensuring accountability and transparency.  Consistent with the philosophy, a significant percentage of the total compensation opportunity for each of our named executive officers is based on measurable corporate, business area and individual performance, both financial and non-financial, and on the performance of our shares on a long-term basis. The cumulative total return (which includes reinvestment of dividends) of our Common Stock from April 1, 2008 (the date of our spin-off of our former funeral services business) through December 31, 2011, is approximately 35.4%.  This exceeds the returns of the S&P 500 and our 2011 peer group over the same period, which returned -8.2% and 5.4%, respectively.

Because your vote is advisory, it will not be binding on the Board of Directors. However, the Compensation and Management Development Committee (the “Compensation Committee”) will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that you vote “FOR” the approval of this resolution.

Proposal No. 3 – Ratification of the Appointment of the Independent Registered Public Accounting Firm

Subject to shareholder ratification, the Audit Committee of our Board has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending September 30, 2012.  Representatives from PwC will be present at the annual meeting with an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

The Audit Committee has adopted a policy requiring that all services from the outside independent registered public accounting firm must be pre-approved by the Audit Committee or its delegate and has adopted guidelines that non-audit related services, including tax consulting, tax compliance and tax preparation fees, should not exceed the total of audit and audit related fees.  During fiscal 2011, PwC’s fees for non-audit related services fell within these guidelines.

The following table presents fees for professional services rendered by PwC for the audit of our annual consolidated financial statements for the years ended September 30, 2011 and 2010, and fees billed for other services rendered by PwC during those periods.

	2011	2010
Audit Fees (1)	$1,607,280	$1,485,500
Audit-Related Fees (2)	515,500	262,288
Tax Fees (3)	130,000	48,000
All Other Fees (4)	1,500	1,500
Total	$2,254,280	$1,797,288

(1)
Audit Fees were billed by PwC for professional services rendered for the integrated audit of our consolidated financial statements and our internal control over financial reporting, along with the review and audit of the application of new accounting pronouncements, SEC releases and accounting for unusual transactions.

(2)
Audit-Related Fees were billed by PwC for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are not disclosed under “Audit Fees” above. These audit-related services included fees related to acquisition accounting, statutory audits of European and other foreign entities and other transaction related fees.

(3)	Tax Fees were billed by PwC for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All Other Fees were billed by PwC for all other products and services provided to us. These fees were for a subscription to PwC’s online accounting research tool.

The Board recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Hill-Rom’s independent registered public accounting firm.

CORPORATE GOVERNANCE

Board Leadership

The Board is currently led by our non-executive independent Chair, Mr. Classon. The Board has determined that the leadership of the Board is best conducted by an independent Chair. This allows the Chair to provide overall leadership to the Board in its oversight function, while the Chief Executive Officer, Mr. Greisch, provides leadership with respect to the day-to-day management and operation of our business.  We believe the separation of the offices allows Mr. Classon to focus on managing Board matters and allows Mr. Greisch to focus on managing our business.  In addition, we believe the separation of the offices enhances the objectivity of the Board in its management oversight role.

Executive sessions or meetings of outside and independent directors without management present are held regularly at the beginning and end of Board meetings, and, depending on directors’ desire, from time to time during Board and committee meetings.  The Chair generally presides at executive sessions of non-management directors, except that the chairs of the committees of the Board preside at executive sessions of non-management directors held following meetings of their committees or at which the principal items to be considered are within the scope or authority of their committees.

Board’s Role in Strategic Planning and Oversight of Risk Management

The Board is responsible for directing and overseeing the management of Hill-Rom’s business in the best interests of the shareholders and consistent with good corporate citizenship. The Board sets strategic direction and priorities for the Company, approves the selection of the senior management team and oversees and monitors risks and performance. At Board meetings during the year, members of senior management present their long-range strategic plans to the Board, and at the start of each fiscal year, the Board reviews and approves an operating plan and budget for the next year.

A fundamental part of setting Hill-Rom’s business strategy is the assessment of the risks Hill-Rom faces and how they are managed. The Board and the Audit Committee meet regularly throughout the year with our financial and treasury management teams and with our Vice President, Internal Audit and Chief Legal Officer to assess the financial, legal/compliance and operational/strategic risks throughout our businesses and review our insurance and other risk management programs and policies in order to enable the Board to exercise its ultimate oversight responsibility for Hill-Rom’s risk management processes.

In addition, the Compensation Committee assesses Hill-Rom’s compensation structure on a regular basis to appropriately align risks and incentives for our executive management.  See “Compensation Discussion and Analysis” below for additional information.

Communications with Directors

Shareholders of Hill-Rom and other interested persons may communicate with the Chair of the Board, the chairs of Hill-Rom’s Nominating/Corporate Governance Committee, Audit Committee or Compensation Committee or the non-management directors of Hill-Rom as a group by sending an email to investors@hill-rom.com.  The email should specify which of the foregoing is the intended recipient.

Director Attendance at Annual Meeting

Hill-Rom currently does not have a formal policy regarding director attendance at its annual meetings of shareholders, but all of Hill-Rom’s directors generally do attend the annual meetings.  The Chair of the Board presides at the annual meeting of shareholders, and the Board holds one of its regular meetings in conjunction with the annual meeting of shareholders.  All members of the Board at the time of our 2011 annual meeting of shareholders attended that meeting in person.

Corporate Governance Standards and Code of Ethics

The Board has adopted Corporate Governance Standards for the Board of Directors that provide the framework for the effective functioning of the Board of Directors.  In addition, the Board has adopted a Global Code of Conduct that applies to all directors, officers and other employees of Hill-Rom, including Hill-Rom’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, which constitutes a “code of ethics” within the meaning of Item 406 of the SEC’s Regulation S-K. The Board reviews, from time to time, and makes changes to the Code based on recommendations made by the Audit Committee of the Board.  They are both available via the Investor Relations section of the Hill-Rom website at http://ir.hill-rom.com.

Determinations with Respect to Independence of Directors

The Board determines the independence for each member of the Board based on an annual evaluation performed and recommendations made by the Nominating/Corporate Governance Committee, consistent with the applicable rules of the New York Stock Exchange.  When making these determinations, the Board considered these standards, and in particular considered the following:

Joanne C. Smith, M.D. has served as President and Chief Executive Officer of the Rehabilitation Institute of Chicago since October 2006, which purchased approximately $290,000, $459,000, and $167,000 of products and services from Hill-Rom in fiscal years 2009, 2010, and 2011, respectively.  These amounts are significantly less than 2% of the gross revenues of the Rehabilitation Institute of Chicago in those years.

Based on these standards and all relevant facts and circumstances, the Board has determined that each of Rolf A. Classon, James R. Giertz, Charles E. Golden, Ronald A. Malone, Eduardo R. Menascé, Katherine S. Napier and Joanne C. Smith, M.D. is independent, and that neither W August Hillenbrand nor John J. Greisch are independent.

Transactions with Related Persons

The Corporate Governance Standards for the Board require that all new proposed related party transactions involving executive officers or directors must be reviewed and approved by the Nominating/Corporate Governance Committee.  The Corporate Governance Standards do not specify the standards to be applied by the Nominating/Corporate Governance Committee in reviewing transactions with related persons. However, we expect that in general the Nominating/Corporate Governance Committee will consider all of the relevant facts and circumstances, including: the benefits to us, the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer, the availability of other sources for comparable products or services, the terms of the transaction, and the terms available for similar transactions with unrelated third parties.

In addition to the above disclosed transactions with related persons, William A. Hillenbrand II, the son of W August Hillenbrand, a director of the Company, was hired as Hill-Rom’s Director of Marketing in November 2009. He left the company in September 2011, and his gross earnings (including bonus and unused vacation pay) were approximately $160,000 in 2011.

Meetings and Committees of the Board of Directors

During the fiscal year ended September 30, 2011, the Board held six meetings.  During this period, no member of the Board attended fewer than 75% of the aggregate number of meetings of the full Board and the meetings of the committees on which he or she served.

The following table shows the composition of the committees of the Board:

Director	Audit Committee	Nominating/ Corporate Governance Committee	Compensation Committee
Rolf A. Classon (Board Chair) (I)		VC	✓
James R. Giertz (I)	✓
Charles E. Golden (I)	C	✓
John J. Greisch
W August Hillenbrand
Ronald A. Malone (I)			C
Eduardo R. Menascé (I)	VC	✓
Katherine S. Napier (I)	✓
Joanne C. Smith, M.D. (Board Vice Chair) (I)		C	VC

I = Independent Director
C = Committee Chair
VC = Committee Vice Chair

The Audit Committee has general oversight responsibilities with respect to Hill-Rom’s financial reporting and controls, and legal, regulatory and ethical compliance.  It regularly reviews Hill-Rom’s financial reporting process, its system of internal control over financial reporting, legal and regulatory compliance and ethics that management or the Board has established and the internal and external audit processes of Hill-Rom.  The Audit Committee operates pursuant to a written charter, and during the fiscal year ended September 30, 2011, held nine meetings.  Each member of the Audit Committee is independent under Rule 10A-3 of the SEC and NYSE listing standards and meets the financial literacy guidelines established by the Board in the Audit Committee Charter.  The Board of Directors has determined that each of Messrs. Golden, Menascé and Giertz is an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K.

The Compensation Committee assists the Board in ensuring that the officers and key management of Hill-Rom are effectively compensated in terms of salaries, supplemental compensation and other benefits that are internally equitable and externally competitive.  The Compensation Committee is also responsible for reviewing and assessing the talent development and succession management actions concerning the officers and key employees of Hill-Rom.  The Compensation Committee operates pursuant to a written charter, and during the fiscal year ended September 30, 2011, held four meetings.

The Nominating/Corporate Governance Committee assists the Board in ensuring that Hill-Rom is operated in accordance with prudent and practical corporate governance standards, ensuring that the Board achieves its objective of having a majority of its members be independent in accordance with NYSE listing standards and other regulations and identifying candidates for the Board of Directors.  It also assists the Audit Committee with Hill-Rom’s non-financial compliance oversight.  The Nominating/Corporate Governance Committee operates pursuant to a written charter, and during the fiscal year ended September 30, 2011, held four meetings.

The Board has adopted position specifications applicable to members and nominees.  The specifications provide, in general, that a candidate must be of sound character, be an expert in his or her chosen field, be knowledgeable of Hill-Rom’s business (or be willing to become so) and have experience as a overseer of, and advisor to, senior management.  In addition, the particular skills and talents of any director nominee should positively contribute to the diversity of the various skills and talents of the Board as a whole.

The Nominating/Corporate Governance Committee considers director candidates recommended by shareholders, and any such recommendations should be communicated to the Chair of the Nominating/Corporate Governance Committee in the manner described above in “—Communications with Directors” and should be accompanied by substantially the same types of information as are required under Hill-Rom’s Code of By-laws for shareholder nominees.

Hill-Rom’s Code of By-Laws provides that nominations of persons for election to the Board of Directors of Hill-Rom may be made at any meeting of shareholders by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of members of the Board of Directors at the meeting.  For nominations to be made by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of Hill-Rom and any nominee must satisfy the qualifications established by the Board of Directors of Hill-Rom   To be timely, a shareholder’s nomination must be delivered to or mailed and received by the Secretary not later than (i) in the case of the annual meeting, 100 days prior to the anniversary of the date of the immediately preceding annual meeting which was specified in the initial formal notice of such meeting (but if the date of the forthcoming annual meeting is more than 30 days after such anniversary date, such written notice will also be timely if received by the Secretary by the later of 100 days prior to the forthcoming meeting date and the close of business 10 days following the date on which Hill-Rom first makes public disclosure of the meeting date) and (ii) in the case of a special meeting, the close of business on the tenth day following the date on which Hill-Rom first makes public disclosure of the meeting date.  The notice given by a shareholder must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record, setting forth the shares so held, and intends to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between such shareholder and each nominee proposed by the shareholder and any other person or persons (identifying such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; (v) the consent in writing of each nominee to serve as a director of Hill-Rom if so elected; and (vi) a description of the qualifications of such nominee to serve as a director of Hill-Rom.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended September 30, 2011, the following directors served on the Compensation Committee:  Ronald A. Malone, Joanne C. Smith, M.D. and Rolf A. Classon.  The Compensation Committee had no interlocks or insider participation.

Availability of Governance Documents

Copies of Hill-Rom’s Corporate Governance Standards, Global Code of Ethical Business Conduct and Board committee charters are available on the Investor Relations section of the Hill-Rom’s website at www.hill-rom.com or in print to any shareholder who requests copies through Hill-Rom’s Investor Relations office.  Also available on Hill-Rom’s website are position specifications adopted by the Board for the positions of Chief Executive Officer, Chair and Vice Chair of the Board of Directors and its committees, and other members of the Board of Directors.

AUDIT COMMITTEE REPORT

Management is responsible for Hill-Rom’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards.  The independent registered public accounting firm is responsible for performing an integrated audit of Hill-Rom’s consolidated financial statements and its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”) and the issuance of a report thereon.  The Audit Committee of the Board of Directors (the “Committee”) has the responsibility to monitor and oversee these processes.

The Committee meets separately at most regular committee meetings with management, the Vice President of Internal Audit and Hill-Rom’s outside independent registered public accounting firm. The Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation.  In addition, the Committee approves, subject to shareholder ratification, the appointment of Hill-Rom’s outside independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), and pre-approves all audit and non-audit services to be performed by the firm.

The Committee has reviewed and discussed the consolidated financial statements with management and PwC.  Management represented to the Committee that Hill-Rom’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.  PwC discussed with the Committee matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).  Management and the independent registered public accounting firm also made presentations to the Committee throughout the year on specific topics of interest, including:  (i) current developments and best practices for audit committees; (ii) updates on the substantive requirements of the Sarbanes-Oxley Act of 2002, including management’s responsibility for assessing the effectiveness of internal control over financial reporting; (iii) key elements of anti-fraud programs and controls; (iv) transparency of corporate financial reporting; (v) Hill-Rom’s critical accounting policies; (vi) the applicability of new and proposed accounting releases; and (vii) SEC accounting developments.

PwC also provided to the Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee regarding independence.  PwC informed the Audit Committee that it was independent with respect to Hill-Rom within the meaning of the securities acts administered by the SEC and the requirements of the PCAOB.  The Committee discussed this finding, and also considered whether non-audit consulting services provided by PwC could impair the auditors’ independence and concluded that such services have not done so.

Based upon the forgoing, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Hill-Rom’s Annual Report on Form 10-K for the year ended September 30, 2011.

In addition, the Committee has discussed with the Chief Executive Officer and the Chief Financial Officer of Hill-Rom the certifications required to be given by such officers in connection with Hill-Rom’s Annual Report on Form 10-K pursuant to the Sarbanes-Oxley Act of 2002 and SEC rules adopted thereunder, including the subject matter of such certifications and the procedures followed by such officers and other management in connection with the giving of such certifications.

Submitted by the Audit Committee
Charles E. Golden (Chair)
Eduardo R. Menascé (Vice Chair)
James R. Giertz
Katherine S. Napier

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of December 30, 2011 by:

•	each of our directors and our Named Executive Officers;
•	all of our directors and executive officers as a group; and
•	each person or entity who is known by us to be the beneficial owner of more than five percent of our common stock.

Our common stock is our only class of equity securities outstanding.  Except as otherwise noted in the footnotes below, the individual director or executive officer or their family members had sole voting and investment power with respect to such securities.  None of the shares beneficially owned by our directors and executive officers are pledged as security.  The number of shares beneficially owned includes, as applicable, directly and/or indirectly owned shares of common stock, common stock shares underlying stock options that are currently exercisable or will become exercisable within 60 days from December 30, 2011, and deferred stock share awards (otherwise known as restricted stock units or RSUs) that are vested or will vest within 60 days from December 30, 2011.  Except as specified below, the business address of the persons listed is our headquarters, 1069 State Route 46 East, Batesville, Indiana 47006.

Name of Beneficial Owner	Shares Owned Directly(2)	Shares Owned Indirectly	Shares Under Options/RSUs Exercisable/ Vesting Within 60 Days	Total Number of Shares Beneficially Owned	Percent of Class
Directors and Named Executive Officers:
Rolf A. Classon	15,806	-	61,236	77,042	*
John J. Greisch	30,000	-	147,749	177,749	*
James R. Giertz	2,000	-	6,546	8,546	*
Charles E. Golden	3,299	-	39,180	42,479	*
W August Hillenbrand	152,972	916,302	29,222	1,098,496	1.8%
Ronald A. Malone	-	-	14,578	14,578	*
Eduardo R. Menascé	-	-	18,006	18,006	*
Katherine S. Napier	-	-	7,403	7,403	*
Joanne C. Smith, M.D.	2,000	-	27,788	29,788	*
Martha G. Aronson	5,946	5,000	10,280	21,226	*
Mark J. Guinan	12,132	-	17,060	29,192	*
Alejandro Infante Saracho	5,182	-	11,034	16,216	*
Susan R. Lichtenstein	1,000	-	12,503	13,503	*
Gregory N. Miller (1)	36,452	-	0	36,452	*

All directors and executive officers as a group (21 individuals)	245,980	921,302	475,809	1,643,091	2.6%

Name of Beneficial Owner	Total Number of Shares Beneficially Owned	Percent of Class
Other 5% Beneficial Owners:
BlackRock Inc. 40 East 52nd Street New York, NY 10022	4,127,802 (3)	6.7%

FMR LLC 82 Devonshire Street Boston MA 02109	6,529,632 (4)	10.6%

*	Less than 1% of the total shares outstanding.

(1)
Mr. Miller ceased to be an executive officer of Hill-Rom effective December 13, 2010.  Share ownership is based on the most recently available public data, and is not included in the line item “All directors and executive officers as a group”.

(2)	Includes shares of common stock purchased under our employee stock purchase plan over the first quarter of fiscal year 2012 and issued December 30, 2011.

(3)	This information is based solely on Schedule 13F filed by BlackRock, Inc. with the SEC on November 3, 2011.

(4)	This information is based solely on Schedule 13F filed by FMR LLC with the SEC on November 14, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary, Financial Highlights & Links to our Incentive Compensation

•	Executive compensation is based on (1) base salary, (2) variable cash incentive awards and (3) long-term, equity-based incentive awards.

•	The Compensation Committee generally targets total compensation at the 50th percentile of compensation paid by our peer group.

•	Our variable cash incentive award was based on three metrics for fiscal 2011: revenue, adjusted earnings per share, and cash flow return on invested capital (“cash flow ROIC”).

•	In fiscal 2011, Hill-Rom achieved total revenue of almost $1.6 billion, up over $120 million from the prior year.

•	In fiscal 2011, we achieved an Adjusted Earnings Per Share (as calculated for our STIC plan) of $2.24 per share, $0.14 over our target.

•	In addition, cash flow ROIC, was 39.3%, compared to a target of 34.7%.

Compensation Philosophy

Hill-Rom’s compensation program is designed to:

•	Align management’s interests with those of shareholders;

•	Motivate and provide incentive for employees to achieve superior results;

•	Ensure clear accountabilities and provide rewards for producing results;

•	Ensure competitive compensation in order to attract and retain superior talent; and

•	Ensure simplicity and transparency in compensation structure.

Hill-Rom’s compensation program has generally targeted the 50th percentile of compensation paid by companies with which Hill-Rom competes for executive talent.  However, the Compensation Committee believes that it is critical to retain flexibility in setting compensation when competing for the top executive talent necessary to grow Hill-Rom’s business and increase stockholder value, and has indicated that it will exceed this target when necessary.  In addition, because Hill-Rom utilizes performance-based compensation, in any given year total compensation can vary when pre-established business and/or personal criteria targets are exceeded or are not achieved.

Process for Determining Compensation

The Board’s Compensation Committee is charged with ensuring that Hill-Rom’s compensation programs meet the objectives outlined above.  In that role, the Compensation Committee makes all executive compensation decisions, administers Hill-Rom’s compensation plans and keeps the Board informed regarding executive compensation matters.  The Compensation Committee, in consultation with Hill-Rom’s independent compensation consultant and the full Board, determines the compensation of the Chief Executive Officer.  The Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of his direct reports, including Hill-Rom’s other Named Executive Officers.  From time to time, Hill-Rom management also provides recommendations to the Compensation Committee regarding modifications to the elements and structure of Hill-Rom’s compensation program.

The Compensation Committee considers peer group data, survey data and other factors when determining the elements and amounts of compensation.

Peer Group and Survey Data.  As one of several factors in considering approval of elements of Hill-Rom’s compensation programs, the Compensation Committee compares Hill-Rom’s compensation programs and performance against an approved peer group of companies.  The compensation peer group, which is periodically reviewed and updated by the Compensation Committee, consists of companies that are similar in size and in similar industries as Hill-Rom and with whom Hill-Rom may compete for executive talent.

The Compensation Committee selected the following peer group with the assistance of its compensation consultant, Mercer (US) Inc. (“Mercer”), focusing on companies whose revenues were one-half to two times Hill-Rom’s planned revenue.   In November 2011, the Compensation Committee updated the peer group as indicated below to eliminate two companies that were acquired, eliminate one non-healthcare company, and to increase the number of companies in the peer group.

Peer Group Companies
Alere Inc.	Invacare Corporation
Beckman Coulter, Inc. (2)	Kinetic Concepts, Inc. (2)
C. R. Bard, Inc.	Mednax, Inc. (1)
CareFusion Corp. (1)	Mettler-Toledo International Inc. (2)
Chemed Corp. (1)	PerkinElmer, Inc.
Conmed Corporation	ResMed Inc.
Dentsply International Inc.	Sirona Dental Systems Labs, Inc. (1)
Edwards Lifesciences Corporation	Steris Corporation
Hologic, Inc. (1)	Teleflex, Inc. (1)
Hospira, Inc.	The Cooper Companies, Inc.
IDEXX Laboratories, Inc. (1)	Varian Medical Systems, Inc.
Integra Lifesciences Holdings Corporation	West Pharmaceutical Services, Inc. (1)
Intuitive Surgical, Inc. (1)	Zimmer Holdings, Inc. (1)
____________________________
(1)  Added
(2)  Removed

In addition to peer group data, the Compensation Committee considers survey data that include a broad sample of Fortune 1000 companies, focusing primarily on companies with revenues within a range of one-half to two times Hill-Rom’s or its business units’ revenue, companies in the manufacturing industry and companies with a comparable number of full time equivalent employees.  The purpose of the survey data is to provide an additional source of market data to validate the findings under the proxy analysis.

Other Factors.  The Compensation Committee is aware that it cannot establish total executive compensation levels solely on the basis of the median range of competitive benchmark survey data without the consideration of additional information and available analysis. Accordingly, the committee also takes into account external and internal factors when establishing the total compensation of each executive.  Some of these factors include the executive’s length of service, the level of experience and responsibility, external market conditions, complexity of position, individual performance, internal pay equity within Hill-Rom and the degree of replacement difficulty.  In addition, the committee periodically reviews the total compensation of Hill-Rom’s Named Executive Officers in comparison to the total compensation of its peer group companies.  The purpose of this high level review is to look at all elements of compensation that are not typically captured within a total direct compensation analysis covering base salary, annual incentive, and long term incentive compensation and, if there were significant differences, to understand what elements of compensation gave rise to the differences.

Compensation Consultant

The Compensation Committee engages nationally recognized outside compensation and benefits consulting firms to evaluate independently and objectively the effectiveness of and assist with implementation of Hill-Rom’s compensation and benefit programs and to provide the Compensation Committee with additional expertise in the evaluation of Hill-Rom’s compensation practices.  During the fiscal year ended September 30, 2011, the Compensation Committee retained Mercer as its compensation and benefits consulting firm.

Mercer also provides other consulting services to Hill-Rom, most of which are in the areas of Health & Welfare programs.  The decision to retain Mercer for these other services was made at the recommendation of Hill-Rom’s management, however the Compensation Committee regularly reviews and approves these services as part of its ongoing vigilance as to Mercer’s objectivity.  In fiscal year 2011, we paid Mercer approximately $127,000 for work related to executive compensation and $717,000 for administrative services related to our health and welfare programs.  We also paid approximately $375,000 to affiliates of Mercer (various Marsh Insurance related entities) for insurance brokerage work.

Risk Assessment of Compensation Policies and Practices

With Mercer’s assistance, the Compensation Committee reviewed our material compensation policies and practices applicable to our employees, including our executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The key features of the executive compensation program that support this conclusion include:

•	appropriate pay philosophy, peer group and market positioning;
•	effective balance in cash and equity mix, short and long term focus, corporate, business unit and individual performance focus and financial and non-financial performance measurement and discretion;
•	compensation programs designed to avoid excessive risk-taking; and
•	meaningful risk mitigants, such as the stock ownership guidelines and executive compensation recoupment policies.

Elements of Executive Compensation

The three major components of Hill-Rom’s executive officer compensation are: (1) base salary, (2) variable cash incentive awards and (3) long-term, equity-based incentive awards.  Each component of the program, as well as the program as a whole, is designed to be competitive with our peers.

Base Salary.  Hill-Rom provides senior management a base salary that is competitive and consistent with their position, skill level, experience, knowledge and length of service with Hill-Rom.  Base salary is intended to aid in the attraction and retention of talent in a competitive market and is generally targeted at the market median although actual salaries may be higher or lower as a result of various factors, including those given above as well as individual performance, internal pay equity within Hill-Rom and the degree of difficulty in replacing the individual.

The base salaries of senior management are reviewed by the Compensation Committee on an annual basis, generally during the first quarter of the fiscal year, as well as at the time of promotion or significant changes in responsibility.  Executives are eligible for base salary increases based on individual performance, as well as market benchmarking that helps the Compensation Committee assess the Company’s competitiveness for talent. Individual performance is determined by use of an internal performance management system, which differentiates individual achievement. Market benchmarking is done via the Compensation Committee’s independent consultant, as well as with reference to publicly reported compensation data. For fiscal year 2012, the Compensation Committee granted base salary merit increases in the amounts of $25,000, $13,000, $13,500, $7,500 and $12,700, for each of Mr. Greisch, Ms. Aronson, Mr. Guinan, Mr. Infante Saracho and Ms. Lichtenstein, respectively.  The increases reflect the Committee’s assessment of the executives’ performance during the preceding year, as well as the Compensation Committee’s consideration of market benchmarking for similarly placed executives.

Annual Cash Incentives

Overview.  All named executive officers participate in our Incentive Plan, which is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986 for performance-based compensation.  The Incentive Plan provides for a maximum award equal to 2.0% of our EBITDA (as adjusted) for our CEO and 1.0% for each other named executive officer.  However, in determining actual awards made under the plan, the Compensation Committee has the discretion to, and has in the past, paid actual awards which are lower than the maximum awards.  The committee exercises this negative discretion by reference to the Company wide Short-Term Incentive Compensation Plan (the “STIC Plan”).  The objective of the STIC Plan is to provide a total level of cash compensation that involves the achievement of internal performance objectives, which takes into consideration the competitive market median of total cash compensation.

Each named executive officer receives a target award that is adjusted upwards or downwards based on (1) achieving Company-wide goals, which set the STIC Funding Percentage, and (2) individual goals and measures, which set the Individual STIC Performance.   To the extent that compensation under the Incentive Plan exceeds the compensation that the executive would have been paid under the STIC Plan, the committee generally reduces the payment under the Incentive Plan to match the hypothetical payment under the STIC Plan.

STIC Funding Percentage.  Under the terms of the STIC Plan, the Compensation Committee establishes a STIC Plan pool each year that will be funded based upon the achievement of pre-established performance objectives.  The STIC Plan pool is generally funded at between 30% and 150% of aggregate target opportunities, although the maximum achievement is 200% for our executive officers if certain Adjusted Earnings Per Share (“Adjusted EPS”) targets are met. For fiscal year 2012, the Company determined goals and measures will be based on revenue, adjusted earnings per share, and cash flow ROIC.

For fiscal year 2011, the targets and achievements were as follows:

	Target	Weight	Actual	Achievement
Revenue	$1,546	25%	$1,591.7	149.7%
Adjusted EPS	$2.10	50%	$2.24 (1)	121.9%
Cash Flow ROIC	34.7%	25%	39.3%	150% (2)
___________________________________________
(1)
Adjusted EPS as calculated (for STIC purposes only) by eliminating various one-time costs (such as litigation settlements, changes in accounting policies, and certain tax and earnings benefits) from our as-reported EPS.  This amount may differ from the Adjusted EPS number we report as part of our normal financial reporting.

(2)	Maximum achievement in this category is 150%.

The objectives are set with the intention that the relative level of difficulty in achieving the targets is consistent from year to year.  In addition, in order to encourage management to take actions in the best interests of Hill-Rom, the Compensation Committee has the discretion to exclude nonrecurring special charges and amounts from the calculation of these targets.  At its November 2011 meeting, the Compensation Committee reviewed the adjusted financial performance of Hill-Rom against the predetermined financial targets and adjusted to control for certain changes in accounting and tax policy, as well as extraordinary tax structuring costs.  It determined that based on our performance in fiscal year 2011, the aggregate STIC Funding Percentage was 135%.

Individual STIC Performance.  The Compensation Committee uses its discretion to assess achievement of individual goals.  Such assessment yields an Individual STIC Performance percentage, which ranged from 85% to 115% in fiscal 2011.  The individual goals and measures are goals specific to the officer’s area of responsibility, such as sales, operating income, cash flow, and demonstrated management and leadership, as appropriate.

STIC Target Opportunity.  For fiscal 2011, the CEO target opportunity was 100% of base salary and 60% or 75% of base salary for all the other Named Executive Officers.

STIC Payment Calculation.  The final STIC Plan payment to any individual is calculated by multiplying (a) the STIC Funding Percentage by (b) the Individual STIC Performance by (c) the STIC Target Opportunity by (d) base salary.

Long-Term Equity Awards

Overview:  Hill-Rom’s Stock Incentive Plan provides for the opportunity to grant stock options and other equity-based incentive awards to officers, other key employees and non-employee directors to help align those individuals’ interests with those of shareholders, to help motivate executives to make strategic long-term decisions, and to better enable Hill-Rom to attract and retain capable directors and executive personnel.

Hill-Rom’s long-term incentive compensation program provides a portfolio approach to long-term incentives by providing:

•	Awards, at target, that are aligned with competitive market levels;

•	Payouts that correlate with high performance resulting in increased payouts and low performance resulting in reduced payouts;

•	A mix of awards representative of typical market practice; and

•	Awards that support internal equity among Hill-Rom’s executives.

In addition the Compensation Committee considered the Stock Incentive Plan share usage rate, number of plan participants and potential aggregate target awards for participants in the process of determining target award levels and the mix of long-term incentive awards.

Awards made in fiscal years 2011 and 2012 were typically a combination of stock options and performance stock units (“PSUs”) for the Named Executive Officers, and a combination of stock options, restricted stock units (“RSUs”) and PSUs for others.

Stock Options and RSUs.  Our stock option and RSU award agreements generally vest in four equal annual installments beginning on the first anniversary of the date of grant for stock options and beginning on the day after the first anniversary of the date of grant for RSUs.

Performance Based Share Units or PSUs.  These awards provide the opportunity to earn shares of Hill-Rom stock based on achievement of performance objectives and completion of a three-year vesting period. For the PSU awards granted in fiscal years 2011 and 2012 vesting is based on relative total shareholder return (“TSR”), a stock performance metric based upon share price appreciation and dividends paid to our shareholders.  The ultimate PSU value will range from 0% to 100% of the targeted amount, depending on Hill-Rom’s TSR during the performance period as compared to a peer group of other companies.  In addition, if Hill-Rom’s TSR substantially outperforms its peer group, the Compensation Committee has the discretion to grant additional shares up to an amount equal to 100% of the original grant.  This peer group is comprised of mid-cap medical technology companies and includes, but is not limited to, the companies used to evaluate our overall compensation levels.

Share Ownership Guidelines.  In order to drive the long-term performance of the Company, executive officers are required to own a certain amount of Hill-Rom stock within five years of joining the Company. The Chief Executive Officer is required to achieve ownership of Hill-Rom common stock valued at four times annual base salary. Each of the other executive officers is required to achieve ownership of Hill-Rom common stock valued at two times annual base salary, in each case within five years of becoming an executive officer.   Shares owned outright (including vested deferred shares) and deferred stock shares, whether vested or unvested, count toward the required ownership level.  This requirement, like the Executive Compensation Recoupment Policy discussed below, helps ensure long-term focus and appropriate levels of risk-taking by executive officers.  However, as none of our executive officers have been with the Company for more than five years, none are currently required to meet these guidelines.

Hill-Rom’s Compensation Recoupment Policy. In December 2009, our Board of Directors adopted an Executive Compensation Recoupment Policy. Under the policy, the Compensation Committee can recoup from an executive officer all performance-based compensation and any trading profits on trades in Hill-Rom securities received during the prior 24 months in the event there is a material restatement of financial results due to misconduct of the executive officer from whom recoupment is sought. The Policy gives the Compensation Committee discretion to determine whether and to what extent to seek recoupment based on specific facts and circumstances.

Retirement and Change in Control Agreements

Overview.  Hill-Rom believes that it is in the best interests of it and its shareholders to have the unbiased dedication of its executives, without the distraction of personal uncertainties such as retirement or a change in control.  Hill-Rom has designed its senior management retirement and other post-employment benefit programs to reduce such distraction. We also believe that these benefits are at market levels and competitive with those of other comparable companies.  In addition to our Company-wide retirement programs (including our 401(k) and pension plan, which has stopped taking new entrants), we have several other programs in place.

Normal Retirement Guidelines.  Executives who are at least 55 years of age and with 5 years length of service are eligible to receive certain benefits under Hill-Rom’s Stock Incentive Plan.  These guidelines are incorporated into each individual equity award agreement and have been approved by the Compensation Committee.  The following is allowed upon retirement:

•	accelerated vesting of outstanding time-based RSUs and stock options, which have been held for at least one year;

•	partial vesting of outstanding PSUs and/or performance-based stock options, which have been held for at least one year and for which performance objectives have been achieved; and

•	an extension of up to three years of the time to exercise eligible outstanding stock options.

Supplemental Executive Retirement Plan.  The Hill-Rom Holdings, Inc. Supplemental Executive Retirement Plan (the “SERP”) provides additional retirement benefits to certain employees selected by the Compensation Committee whose retirement benefits under our Company-wide pension plan or 401(k) plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Internal Revenue Code of 1986.

Change in Control Agreements.  Hill-Rom has a Change in Control agreement in place with each Named Executive Officer who currently is an executive of Hill-Rom.  These change in control agreements are of the form commonly referred to as “double-trigger” agreements, in that they are triggered only in the event that an executive is terminated in connection with a change in control, not merely if a change in control occurs.  Moreover, they do not contain any excise tax gross-up provisions.  They are intended to encourage continued employment by Hill-Rom of its key management personnel and to allow such personnel to be in a position to provide assessment and advice to the Board of Directors regarding any proposed change in control without concern that such personnel might be unduly distracted by the uncertainties and risks created by the proposed transaction.  In addition, certain long-term equity awards that our executives hold may vest upon a change of control, even if the executive is not terminated.  The terms of this vesting are controlled by the applicable equity award agreements and not by the change in control agreements.  For information on the potential payments to executives on a change of control, see “-Potential Payments Upon Termination or Change in Control” below.

Other Personal Benefits

In addition to the elements of compensation discussed above, we also provide senior level management with various other benefits in order to remain competitive with the market, in attracting and retaining qualified executives.  Hill-Rom believes that these benefits are in-line with the market, are reasonable in nature, are not excessive and are in the best interest of Hill-Rom and its shareholders.

Employment Agreements

We have entered into an employment agreement with each of our Named Executive Officers.  We believe that it is appropriate for our senior executives to have employment agreements because they provide certain contractual protections to us that we might not otherwise have, including provisions relating to non-competition with us, non-solicitation of our employees and confidentiality of our proprietary information.  Additionally, we believe that employment agreements are a useful tool in recruiting and retention of senior level employees.  The current employment agreements set forth the basic duties of the executive officers and provide that each executive officer is entitled to receive, in addition to base salary, incentive compensation payable in our discretion and such additional compensation, benefits and perquisites as we may deem appropriate.  The employment agreements are terminable by either us or the executive officer “without cause” on sixty (60) days’ written notice, or if terminated by us, pay in lieu of notice, and are terminable at any time by us for cause, as defined in each employment agreement.  See “-Potential Payments Upon Termination or Change in Control” below for further information regarding payments due upon termination. The employment agreements also contain limited non-competition and non-solicitation agreements of the executive officers, which continue generally for a period of eighteen to twenty-four months after the termination of the executive officer’s employment.

Non-Binding Shareholder Vote

At the 2010 annual meeting of shareholders, we submitted to the shareholders a proposal that Hill-Rom provide its shareholders an annual non-binding advisory vote regarding our executive compensation.  The shareholders followed the Board’s recommendation and approved an annual, non-binding advisory vote.  Subsequently, the Dodd-Frank Wall Street Reform and Consumer Protection Act (and subsequent SEC rules) mandated a non-binding shareholder vote on executive compensation.  We held this vote last year, along with a vote to determine how often this vote should be held.  The shareholders approved the resolution on executive compensation with over 87% of shares (excluding abstentions and non-votes) being cast in favor of our executive compensation, and again adopted the Board’s recommendation that this vote be held annually.  Given this high percentage of votes in favor of our executive compensation, the Compensation Committee determined to keep our compensation practices in place for fiscal year 2012.

Compensation of Named Executive Officers

The following tables and notes set forth compensation information for the fiscal years ended September 30, 2011, 2010 and 2009 for our Named Executive Officers.

Summary Compensation Table

							Change in Pension Value
						Non-Equity	and Nonqualified
				Stock	Option	Incentive Plan	Deferred Compensation	All Other
Name and Principal Position	Year	Salary	Bonus (1)	Awards (2)	Awards (3)	Compensation (4)	Earnings (5)	Compensation (6)	Total

JOHN J. GREISCH (7)	2011	$887,397	None	$1,448,171	$1,800,207	$1,197,986	-	$175,002	$5,508,763
President and Chief Executive Officer,	2010	$583,014	None	$800,004	$1,609,819	$879,692	-	$134,995	$4,007,524
Member of the Board of Directors

MARK J. GUINAN (8)	2011	$360,000	$200,000	$1,612,059	$778,440	$400,950	-	$59,471	$3,410,920
Senior Vice President and
Chief Financial Officer

MARTHA G. ARONSON (9)	2011	$432,429	None	$305,176	$379,365	$402,807	-	$53,391	$1,573,168
Senior Vice President and
President North America

ALEJANDRO INFANTE SARACHO (10)	2011	$380,589	None	$298,151	$370,613	$262,036	-	$50,680	$1,372,195
Senior Vice President and
President International

SUSAN R. LICHTENSTEIN (11)	2011	$422,254	None	$297,995	$370,430	$376,228	-	$53,978	$1,520,885
Senior Vice President, Corporate Affairs,	2010	$163,726	None	$250,002	$201,156	$134,750	-	$6,225	$755,859
Chief Legal Officer and Secretary

GREGORY N. MILLER (12)	2011	$100,000	None	-	-	-	$4,950	$497,682	$602,632
Former Senior Vice President and Chief	2010	$400,000	None	$550,030	$203,958	$345,668	$3,827	$45,447	$1,548,930
Financial Officer and Treasurer	2009	$395,178	None	$189,053	$643,302	$109,524	$9,763	$41,431	$1,388,251

1)	Mr. Guinan received a one-time sign-on cash award upon commencement of his employment to compensate him for the bonus opportunity foregone at his previous employer upon joining Hill-Rom.

2)
The 2011 amounts in this column represent the grant date fair value of time-based RSUs granted during the applicable fiscal year, excluding a reduction for risk of forfeiture. Also included is the grant date fair value of PSUs granted during fiscal 2011 and 2010 to certain officers based upon the target achievement of the performance conditions as of the grant date as more fully described in the footnotes to the Grants of Plan-Based Awards Table.  These grant date fair values were based on the methodology set forth in Notes 1 and 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2011.

3)
The 2011 amounts in this column represent the grant date fair value of time-based stock options granted to our Named Executive Officers during the applicable fiscal years, excluding the reduction for risk of forfeiture.  These grant date fair values were based on the methodology set forth in Notes 1 and 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2011.

4)	The amounts in this column represent cash awards earned for the applicable fiscal year and paid in the subsequent fiscal year, under our STIC Plan.

5)
During fiscal year 2011, we did not pay above-market interest on nonqualified deferred compensation, as our monthly deferred compensation interest rate did not exceed 120% of the applicable federal long-term month rate as published by the IRS.  The 2011 amounts in this column reflect changes in the actuarial present value of pension benefits from September 30, 2010.  See the Pension Benefits Table and Nonqualified Deferred Compensation Table below for additional information.

6)	Please refer to the “All Other Compensation” table below for further information:

	All Other Compensation for Fiscal Year 2011
	Company Contributions
Name	401(k) (a)	Supp 401(k) (a)	Cash Payout Unused Vacation	Relocation Reimbursements	Severance Benefits	Other Benefits (b)	Total All Other Compensation
Mr. Greisch	$17,150	$157,852	-	-	-	-	$175,002
Mr. Guinan	$17,150	$28,482	-	$13,839	-	-	$59,471
Ms. Aronson	$19,423	$31,166	-	-	-	$2,802	$53,391
Mr. Infante Saracho	$23,877	$24,992	-	-	-	$1,811	$50,680
Ms. Lichtenstein	$23,950	$30,028	-	-	-	-	$53,978
Mr. Miller	-	$6,913	$23,077	-	$460,000	$7,692	$497,682

a)	Amounts represent Company matching contributions to the Named Executive Officer’s accounts in the applicable plans: 401(k) Savings Plan and 401(k) Savings Plan portion of the SERP.

b)	Other benefits include expenses paid on behalf of the executives’ spouses who accompanied such executives on business travel as well as fees for consulting services.

7)	Effective January 8, 2010, Mr. Greisch was elected as our President and Chief Executive Officer and a member of the Board.

8)	Effective December 13, 2010, Mr. Guinan was elected as our Senior Vice President and Chief Financial Officer.

9)	Prior to fiscal year 2011, Ms. Aronson was not a Named Executive Officer. Accordingly, compensation is presented for Ms. Aronson for 2011 only.

10)	Prior to fiscal year 2011, Mr. Infante Saracho was not a Named Executive Officer. Accordingly, compensation is presented for Mr. Infante Saracho for 2011 only.

11)	Effective May 6, 2010, Ms. Lichtenstein was elected as our Senior Vice President, Corporate Affairs, Chief Legal Officer and Secretary.

12)
Effective December 12, 2010 and in connection with Mr. Guinan’s appointment, Mr. Miller stepped down from his positions as Senior Vice President and Chief Financial Officer and Treasurer. Mr. Miller’s employment with us terminated on December 31, 2010.

Grants of Plan-Based Awards for Fiscal Year Ended September 30, 2011

The following table summarizes the grants of plan-based awards to each of the Named Executive Officers for the fiscal year ended September 30, 2011.  All stock-based awards in fiscal year 2011 were granted under our Stock Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of		All Other Option Awards: Number of	Exercise or Base Price of	Grant Date Fair Value of
Name	Grant Date	Min	Target	Max	Min	Target	Max	Shares of Stock or Units (3)		Securities Underlying Options (3)	Option Awards (4)	Stock and Option Awards (5)

John J. Greisch		$-	$887,397	$1,774,795
	11/16/2010									147,679	$38.81	$1,800,207
	11/16/2010				-	11,597	46,386					$1,448,171

Mark J. Guinan		$-	$270,000	$540,000
	12/13/2010									34,242	$41.84	$449,940
	12/13/2010									25,000 (6)	$41.84	$328,500
	12/13/2010							30,221	(6)			$1,250,012
	12/13/2010				-	2,689	10,756					$362,047

Martha G. Aronson		$-	$259,457	$518,915
	11/16/2010									31,121	$38.81	$379,365
	11/16/2010				-	2,444	9,775					$305,176

Alejandro Infante Saracho		$-	$228,353	$456,707
	11/16/2010									30,403	$38.81	$370,613
	11/16/2010				-	2,388	9,550					$298,151

Susan R. Lichtenstein		$-	$253,352	$506,705
	11/16/2010									30,388	$38.81	$370,430
	11/16/2010				-	2,386	9,545					$297,995

Gregory N. Miller		$-	$-	$-	-	-	-			-	$-	-

1)
Amounts represent potential cash awards that could be paid under our Section 162(m) Incentive Plan, assuming that the Compensation Committee exercises its negative discretion by reference to our STIC Plan.

2)
The amounts under the “Maximum” column reflect the number of PSUs granted to the Named Executive Officer on November 16, 2010.  They represent the amount of shares the Named Executive Officer will receive if the target performance goals are met during the three-year performance period.  The “Target” amount represents the threshold performance level for each Named Executive Officer.  Refer to the “Long-Term Equity Awards” section of the Compensation Discussion and Analysis for further details.

3)
Amounts under this column represent stock options and RSU’s granted to our Named Executive Officers during fiscal year 2011.  The exercise price for these stock options is the fair market value of our common stock on the grant date, as described in Footnote 4 below.  For RSU’s, the value to be realized by the Named Executive Officer is based on the fair market value of our common stock on the vesting date.  The vesting schedules for these awards, and other unvested awards granted to our Named Executive Officers prior to fiscal year 2011, are disclosed in the footnotes to the Outstanding Equity Awards at September 30, 2011 table.

4)	The average of the high and low selling prices of our common stock on the New York Stock Exchange on the grant date or if the grant date is a non-trading day, then the next trading day thereafter.

5)
The grant date fair values of stock options and PSUs granted to our Named Executive Officers are based on the methodology set forth in Notes 1 and 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2011.

6)	Amounts represent one-time executive sign-on stock options and RSUs that Mr. Guinan received in connection with his employment with us during fiscal year 2011.

Outstanding Equity Awards at September 30, 2010

The following table summarizes the number and terms of stock options, deferred stock shares and PSUs outstanding for each of the Named Executive Officers as of September 30, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options Unexercisable	Option Grant Date (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)

John J. Greisch	51,996	155,991	1/8/2010	$23.92	1/8/2020	34,171	$1,025,813
		147,679	11/16/2010	38.81	11/16/2020			46,386	$1,392,508

Mark J. Guinan		34,242	12/13/2010	41.84	12/13/2020	30,221	$907,234	10,756	$322,895
		25,000	12/13/2010	41.84	12/13/2020

Martha G. Aronson	2,500	7,500	8/2/2010	34.28	8/2/2020	12,577	$377,562
		31,121	11/16/2010	38.81	11/16/2020			9,775	$293,446

Alejandro Infante Saracho	3,434	10,303	5/6/2010	31.69	5/6/2020	5,622	$168,772
		30,403	11/16/2010	38.81	11/16/2020			9,550	$286,691

Susan R. Lichtenstein	4,906	14,719	5/6/2010	31.69	5/6/2020	8,030	$241,061
		30,388	11/16/2010	38.81	11/16/2020			9,545	$286,541

Gregory N. Miller (5)

1)	Unvested stock options based solely on continued employment will become exercisable in accordance with the following vesting schedules.
Grant Date	Remaining Vesting Schedule (as of 9/30/2011)
12/13/2010	With respect to the grant of options for 34,342 shares, four equal annual installments beginning on 12/13/2011.
12/13/2010	With respect to the grant of options for 25,000 shares, 8,500 vest on 12/13/2011, 8,250 vest each on 12/13/2012 and 12/13/2013.
11/16/2010	Four equal annual installments beginning on 11/16/2011.
8/2/2010	Four equal annual installments beginning on 8/2/2011.
5/6/2010	Four equal annual installments beginning on 5/6/2011.
1/8/2010	Four equal annual installments beginning on 1/8/2011.

2)	Unvested RSUs based solely on continued employment will vest in accordance with the following vesting schedules. The amounts include reinvested dividends.
Grant Date	Remaining Vesting Schedules (as of 9/30/2011)
12/13/2010	Vests in three equal annual installments beginning on 12/14/2011.
8/2/2010	Fully vest on 8/3/2013.
5/6/2010	Fully vest on 5/7/2013.
1/8/2010	20% on 1/9/2012, 30% on 1/9/2013 and 50% on 1/9/2014.

3)	Market value is determined by multiplying the number of unvested RSUs and/or PSUs by $30.02, the closing price per share of our common stock on September 30, 2011.

4)	Represents PSUs granted on November 16, 2010.

5)	As a result of Mr. Miller’s resignation, effective December 31, 2010, no equity awards were outstanding as of September 30, 2011.

Option Exercises and Stock Vested For Fiscal Year Ended September 30, 2011

The following table summarizes the number of stock option awards exercised and the value realized upon exercise during the fiscal year ended September 30, 2011 for the Named Executive Officers, as well as the number of stock awards vested and the value realized upon vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting

John J. Greisch	-	-	-	-

Mark J. Guinan	-	-	-	-

Martha G. Aronson	-	-	-	-

Alejandro Infante Saracho	-	-	-	-

Susan R. Lichtenstein	-	-	-	-

Gregory N. Miller	152,686	$1,949,627	23,750	$982,324

1)	The pre-tax amounts indicated include a portion of dividends accrued and paid on the date the stock awards vested.

Pension Benefits at September 30, 2011

The following table quantifies the pension benefits expected to be paid from the Hill-Rom, Inc. Pension Plan (the “Pension Plan”).

Name	Plan Name (1)	Number of Years Credited Service	Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year

John J. Greisch	-	-	-	-

Mark J. Guinan	-	-	-	-

Martha G. Aronson	-	-	-	-

Alejandro Infante Saracho	-	-	-	-

Susan R. Lichtenstein	-	-	-	-

Gregory N. Miller	Master Pension Plan	2	$31,160	-

1)
The Pension Plan covers officers and other employees.  Employer contributions to the Pension Plan are made on an actuarial basis, and no specific contributions are determined or set aside for any individual.  Effective June 30, 2003, the Pension Plan was closed to new participants, and existing participants were given the choice of remaining in the Pension Plan or freezing their accumulated benefit as of January 1, 2004 and to participate in our 401(k) Savings Plan. Mr. Miller has two years of credited service in the Pension Plan, in which his accumulated benefit was frozen as of January 1, 2004.

2)
This column represents the total discounted value of the monthly single life annuity benefit earned as of September 30, 2011 assuming the executive leaves Hill-Rom at this date and retires at age 65.  The present value is not the monthly or annual lifetime benefit that would be paid to the executive.  The present values are based on a 4.60% discount rate at September 30, 2011, assume no pre-retirement mortality and utilize the 2012 Static Annuitant Mortality Table.

Nonqualified Deferred Compensation for Fiscal Year Ending September 30, 2011

Name	Plan (1)	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (3)
John J. Greisch	SERP	$-	$157,852	$(17,692)	None	$244,981

Mark J. Guinan	SERP	$-	$28,482	$(1,992)	None	$26,490

Martha G. Aronson	SERP	$-	$31,166	$(2,493)	None	$28,673

Alejandro Infante	SERP	$-	$30,028	$(1,907)	None	$28,121

Susan R. Lichtenstein	SERP	$-	$24,992	$(1,882)	None	$23,110

Gregory N. Miller	SERP	$-	$6,913	$4,073	$(170,969)

1)
We maintain a 401(k) Savings Plan portion of the SERP to provide additional retirement benefits to certain employees whose retirement benefits under the 401(k) Savings Plan are limited under the Internal Revenue Code of 1986.  The additional retirement benefits provided by the SERP are for certain participants chosen by the Compensation Committee, and they may annually receive an additional benefit of a certain percentage of their Compensation for such year.  “Compensation” under the SERP means the corresponding definition of compensation under the 401(k) Savings Plan plus a percentage of a participant's eligible compensation as determined under our STIC Program.  A lump sum cash payment is available to the participant beginning on the six-month anniversary of the date of the Named Executive Officer’s termination of employment (except for termination for cause, where the entire SERP is forfeited).  In the alternative a participant may defer receipt by electing a stream of equal annual payments for up to 20 years.

2)
Amounts represent interest on the deferred compensation balances paid through the first three quarters of fiscal year 2011 offset by gains/(losses) in the investment accounts during the fourth quarter when the investment approach was amended.  During the first three quarters of fiscal year 2011 interest earned was based on the monthly prime rate in effect.  We did not pay above-market interest or preferential earnings during fiscal year 2011 as our monthly deferred compensation interest rate did not exceed 120% of the applicable federal long-term month rate as published by the IRS.  Therefore, for fiscal year 2011, there is no above-market interest or preferential earnings reported as compensation to the Named Executive Officers in the Summary Compensation Table.  During the fourth quarter the Plan’s investment approach was amended to provide for investments mirroring the employee’s investment allocation in their 401(k).

3)
Of the amounts shown in this column related to the SERP the following amounts represent Company contributions and above-market interest previously reported in the Summary Compensation Table in previous Proxy Statements:

	Plan (1)	Aggregate Amount Reported in the Summary Compensation Table of Previous Proxy Statements

John J. Greisch	SERP	$103,583

Mark J. Guinan	SERP	$-

Martha G. Aronson	SERP	$-

Alejandro Infante Saracho	SERP	$-

Susan R. Lichtenstein	SERP	$-

Gregory N. Miller	SERP	$133,559

Potential Payments Upon Termination or Change in Control

Benefits Payable Upon Termination Under Employment Agreements

Based upon a hypothetical termination date of September 30, 2011, the benefits would be as follows (except in certain situations, identified below, where a Separation Agreement has been executed between the Company and the executive):

John J. Greisch
		Accelerated	Accelerated	Continuance of	Limited
	Salary & Other	Vesting of	Vesting of	Health &	Outplacement
Event	Cash Payments	Stock Options (2)	Stock Awards (3)	Welfare Benefits (4)	Assistance	Total

Permanent Disability (1)	$1,847,009	$951,545	$2,418,296	$15,579		$5,232,429

Death	$534,615	$951,545	$2,418,296	$12,999		$3,917,455

Termination Without Cause	$1,834,615			$15,579	$10,000	$1,860,194

Resignation With Good Reason	$1,834,615			$15,579	$10,000	$1,860,194

Termination for Cause	$34,615					$34,615

Resignation Without Good Reason	$34,615					$34,615

Retirement (5)	$34,615					$34,615

Mark J. Guinan
		Accelerated	Accelerated	Continuance of	Limited
	Salary & Other	Vesting of	Vesting of	Health &	Outplacement
Event	Cash Payments	Stock Options (2)	Stock Awards (3)	Welfare Benefits (4)	Assistance	Total

Permanent Disability (1)	$2,362,466	$0	$1,230,125	$13,899		$3,606,490

Death	$534,615	$0	$1,230,125	$12,999		$1,777,739

Termination Without Cause	$484,615			$13,899	$10,000	$508,514

Resignation With Good Reason	$484,615			$13,899	$10,000	$508,514

Termination for Cause	$34,615					$34,615

Resignation Without Good Reason	$34,615					$34,615

Retirement (5)	$34,615					$34,615

Martha G. Aronson
		Accelerated	Accelerated	Continuance of	Limited
	Salary & Other	Vesting of	Vesting of	Health &	Outplacement
Event	Cash Payments	Stock Options (2)	Stock Awards (3)	Welfare Benefits (4)	Assistance	Total

Permanent Disability (1)	$2,766,686	$0	$671,005	$13,599		$3,451,290

Death	$533,346	$0	$671,005	$12,999		$1,217,350

Termination Without Cause	$466,846			$13,599	$10,000	$490,445

Resignation With Good Reason	$466,846			$13,599	$10,000	$490,445

Termination for Cause	$33,346					$33,346

Resignation Without Good Reason	$33,346					$33,346

Retirement (5)	$33,346					$33,346

Alejandro Infante Saracho
		Accelerated	Accelerated	Continuance	Limited
	Salary & Other	Vesting of	Vesting of	Health &	Outplacement
Event	Cash Payments	Stock Options (2)	Stock Awards (3)	Welfare Benefits (4)	Assistance	Total

Permanent Disability (1)	$2,225,829	$-	$455,451	$14,379		$2,695,659

Death	$522,212	$-	$455,451	$12,999		$990,662

Termination Without Cause	$407,212			$14,379	$10,000	$431,591

Resignation With Good Reason	$407,212			$14,379	$10,000	$431,591

Termination for Cause	$22,212					$22,212

Resignation Without Good Reason	$22,212					$22,212

Retirement (5)	$22,212					$22,212

Susan R. Lichtenstein
		Accelerated	Accelerated	Continuance	Limited
	Salary & Other	Vesting of	Vesting of	Health &	Outplacement
Event	Cash Payments	Stock Options (2)	Stock Awards (3)	Welfare Benefits (4)	Assistance	Total

Permanent Disability (1)	$1,812,173	$-	$527,595	$14,379		$2,354,147

Death	$524,421	$-	$527,595	$12,999		$1,065,015

Termination Without Cause	$447,721			$14,379	$10,000	$472,100

Resignation With Good Reason	$447,721			$14,379	$10,000	$472,100

Termination for Cause	$24,421					$24,421

Resignation Without Good Reason	$24,421					$24,421

Retirement (5)	$24,421					$24,421

(1)
Benefits provided under our disability plans are based on various circumstances including the Named Executive Officer meeting certain eligibility requirements. Our disability plans are fully insured; therefore, claim payments are reviewed and processed by our third party insurance carrier.  The following assumptions were used to determine the salary and other cash payment amount for permanent disability: normal retirement age is based on the Social Security Normal Retirement Age Table, short-term disability benefits are based on salary continuation for 26 weeks; long-term disability benefits are based on the lesser of 60% of the Named Executive Officer's monthly earnings or $15,000 per month; and a 4.6% discount rate.

(2)
The amounts indicated represent the intrinsic value of all unvested non-qualified stock options that would have become immediately vested and exercisable upon permanent disability or death. Performance-based stock options were not included in the amount.  The amounts were calculated based on the closing stock price on September 30, 2011.

(3)
The amounts indicated represent the market value of all unvested RSUs and PSUs that would have vested immediately and been distributed upon permanent disability or death.  The amounts were calculated based on the closing stock price on September 30, 2011.

(4)
Amounts represent the dollar value of the incremental cost to Hill-Rom by providing continuing health and life insurance coverage based on the individual’s selected coverage in effect immediately before the hypothetical termination.

(5)	Based on length of service, employee not eligible for retirement benefits.

Benefits Payable Under Change in Control Agreements

Based upon a hypothetical Change in Control date of September 30, 2011, the Change in Control benefits with a termination of employment would be as follows:

								Acceleration of Stock Based Awards
Name	Salary	Incentive Comp	Continuation of Health and Welfare Benefits	Vacation Benefits	Retirement Savings Plan Benefits	Limited Outplacement Assistance	Continuation of Term Life Insurance Coverage	Stock Options (1)	RSUs (2)	Total
John J. Greisch
With termination	$2,700,000	$1,197,986	$38,997	$34,615	$244,981	$10,000	$7,740	$1,268,721	$1,025,789	$6,528,829
Without termination	-	-	-	-	-	-	-	$951,545	$1,025,789	$1,977,334

Mark J. Guinan
With termination	$900,000	$364,500	$25,998	$34,615	$26,490	$10,000	$1,800	-	-	$1,363,403
Without termination	-	-	-	-	-	-	-	-	-	-

Martha G. Aronson
With termination	$867,000	$350,267	$25,998	$33,346	$28,673	$10,000	$1,200	-	$377,559	$1,694,043
Without termination	-	-	-	-	-	-	-	-	$377,559	$377,559

Susan R. Lichtenstein
With termination	$846,600	$342,026	$25,998	$24,421	$23,110	$10,000	$2,760	-	$241,055	$1,515,970
Without termination	-	-	-	-	-	-	-	-	$241,055	$241,055

Alejandro Infante Saracho
With termination	$770,000	$314,198	$25,998	$22,212	$28,121	$10,000	$2,760	-	$168,760	$1,342,049
Without termination	-	-	-	-	-	-	-	-	$168,760	$168,760

Gregory N. Miller (3)

(1)
The amounts indicated represent the intrinsic value of all unvested non-qualified stock options that would have become immediately vested and exercisable upon a change in control.  The amounts were calculated based on the closing stock price on September 30, 2011, and assume that the options granted were cashed out on the hypothetical change in control.

(2)
The amounts indicated represent the intrinsic value of all unvested RSUs that would have become immediately vested and exercisable upon a change in control.  Performance-based awards were included in the amount only to the extent performance conditions were completely met as of September 30, 2011.  The amounts were calculated based on the closing stock price on September 30, 2011.  RSUs granted to Mr. Guinan would not accelerate on a hypothetical change in control on September 30, 2011 since he would have not held his RSUs for the minimum required one year at such date.

(3)	Not serving as a Named Executive Officer at the end of the last fiscal year. See the Benefits Payable Upon Termination Under Employment Agreements table for actual separation payments.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation and Management Development Committee of the Board of Directors of Hill-Rom Holdings, Inc. has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based upon this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2011.

Submitted by the Compensation and Management Development Committee

Ronald A. Malone (Chair)
Joanne C. Smith, M.D. (Vice Chair)
Rolf A. Classon

DIRECTOR COMPENSATION

In setting non-employee director compensation, the Board of Directors considers the significant amount of time that directors expend in fulfilling their duties to Hill-Rom as well as the skill-level required for members of the Board. Our director pay package is designed to attract and retain highly-qualified, independent professionals to monitor the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing shareholder value over the long term. Our Nominating/Corporate Governance Committee generally reviews our non-employee director compensation program, or elements thereof, on an annual basis, with the assistance of the compensation consulting firm used by the Compensation Committee. Directors who are also employees of Hill-Rom receive no additional remuneration for services as a director.

Our non-employee directors (other than the Chair of the Board) receive an annual cash retainer of $50,000; the Chair of the Board of Directors’ annual retainer is $125,000.  Committee members receive a fee of $1,500 for each committee meeting attended, in person or by telephone, and the Chairs of the Audit, Compensation and Nominating/Corporate Governance Committees receive an additional $12,500, $8,000, and $7,000 annual retainer, respectively.  In addition, each non-employee director is, on the first trading day following the close of each annual meeting of the Company’s shareholders, awarded vested deferred RSUs valued at $120,000 ($200,000 in the case of the Chair of the Board).  A new director may receive a pro-rata portion of the annual award representing the time served during the fiscal year of joining the Board of Directors. Delivery of shares of common stock underlying these RSUs occurs on the later of one year and one day from the date of the grant or the six month anniversary of the date that the applicable director ceases to be a member of the Board of Directors.  This compensation plan will remain in place for fiscal year 2012.

Director Compensation Table For Fiscal Year Ending September 30, 2011

					Change in Pension
					Value and Nonqualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
Name	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
	(1)	(2)	(3)		(4)	(5)

Rolf A. Classon	$137,000	$200,039	-	-	-	$216	$337,255

James R. Giertz	$63,500	$120,008	-	-	-	$216	$183,724

Charles E. Golden	$82,000	$120,008	-	-	-	$216	$202,224

W August Hillenbrand	$50,000	$120,008	-	-	-	$140	$170,148

Ronald A. Malone	$64,000	$120,008	-	-	-	$216	$184,224

Eduardo R. Menascé	$65,000	$120,008	-	-	-	$216	$185,224

Katherine S. Napier	$63,500	$120,008	-	-	-	$216	$183,724

Joanne C. Smith, M.D.	$69,000	$120,008	-	-	-	$216	$189,224

1)
The amounts in this column include the annual retainer and the amounts earned by each non-employee director for attending Board and/or committee meetings in person and/or by teleconference that were not held in conjunction with a meeting of our full Board. For the Chair of each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, the additional annual retainer is also included.  For Mr. Golden and Mr. Hillenbrand, amounts include $30,000 and $50,000, respectively, of cash fees deferred into our common stock.

2)
The amounts indicated represent the grant date fair value of RSUs granted to our non-employee directors during fiscal 2011.  The determination of this value was based on the methodology set forth in Notes 1 and 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2011.

As of September 30, 2011, our non-employee directors owned aggregate stock awards in the following amounts (in shares): Rolf A. Classon 46,209, James R. Giertz 6,523, Charles E. Golden 27,695, W August Hillenbrand 19,568, Ronald A. Malone 14,469, Eduardo R. Menascé 17,946, Katherine S. Napier 7,377, and Joanne C. Smith, M.D. 27,695.

3)
As of September 30, 2011, certain of our non-employee directors had options to purchase our common stock which were granted in prior years as follows:  Rolf A. Classon, 14,800, Charles E. Golden, 7,400, and W August Hillenbrand, 8,000.

4)
During fiscal 2011, we did not pay above-market interest on nonqualified deferred compensation to our non-employee directors as our monthly deferred compensation interest rate did not exceed 120% of the applicable federal long-term month rate as published by the IRS in its revenue rulings.

5)	Amounts in this column represent the dollar value of the voluntary director life and accidental death and dismemberment insurance premiums paid by us during fiscal 2011 on behalf of each director.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning Hill-Rom's equity compensation plans as of September 30, 2011:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,059,041	$27.54	6,889,266

Equity compensation plans not approved by security holders(2)(3)	10,422	-	-
Total	3,069,463	$27.54	6,889,266 (4)

(1)	RSUs and PSUs are excluded when determining the weighted-average exercise price of outstanding stock options.

(2)
Under the Hill-Rom Holdings Stock Award Program, which has not been approved by security holders, shares of common stock have been granted to certain key employees.  All shares granted under this program are contingent upon continued employment over specified terms.  Dividends, payable in stock equivalents accrue on the grants and are subject to the same specified terms as the original grants.  Under this program, a total of 6,097 deferred shares will be issuable at a future date.

(3)
Members of the Board of Directors may elect to defer fees earned and invest them in Hill-Rom common stock under the Hill-Rom Holdings Directors' Deferred Compensation Plan, which has not been approved by security holders.  Under this program, a total of 4,325 deferred shares will be issuable at a future date.

(4)	Amount consists of 6,156,473 shares available for issuance under our Stock Incentive Plan and 732,793 shares available for purchase under our Employee Stock Purchase Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, our executive officers and any person holding more than ten percent of our common stock are required to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock.  We are required to report in this proxy statement any failure to file or late filing occurring during the fiscal year ended September 30, 2011.  Based solely on a review of filings furnished to us and other information from reporting persons, we believe that all of these filing requirements were satisfied by our directors, executive officers and ten percent beneficial owners, with the exception of two late Form 4 filings related to 445 shares of deferred stock granted to Mr. Golden and Mr. Hillenbrand in July 2011, in lieu of cash director’s fees.

HILL-ROM HOLDINGS, INC. 1069 STATE ROUTE 46 EAST BATESVILLE, IN 47006
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	For	Withhold	For All	To withhold authority to vote for any
	All	All	Except	individual nominee(s), mark “For All
The Board of Directors recommends that you vote FOR the following:				Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐
1. Election of Directors
Nominees:

01 Rolf A. Classon 02 James R. Giertz 03 Charles E. Golden 04 W August Hillenbrand 05 Katherine S. Napier
06 Joanne C. Smith, M.D.

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

2 To approve, by non-binding advisory vote, executive compensation.			☐	☐	☐

3 Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal 2012.			☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

PROXY

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Rolf A. Classon and Joanne C. Smith, M.D., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hill-Rom Holdings, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Hill-Rom Holdings, Inc. to be held on March 6, 2012 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side